Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the post-effective Amendment No. 1 to Form S-4 in the Registration Statement on Form S-3 (No. 333-57526) and the related Prospectus of Equity Office Properties Trust pertaining to the registration of common shares of beneficial interest and to the incorporation by reference therein of our report dated February 5, 2001, except for Note 26, as to which the date is February 23, 2001, with respect to the consolidated financial statements and schedules of Equity Office Properties Trust included in its Annual Report on Form 10-K/A for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
July 2, 2001